Exh 10.59

May 19, 2005

Mr. Ross Roeder

Re: Consulting Agreement

Dear Ross:

First of all, thank you again for all your help during the transition of duties this past year. I truly believe we could not have enjoyed a smoother transfer of power. This will also serve to confirm our understanding regarding your service to Smart & Final Inc. and to me as its Chief Executive Officer, for the twelve month period from June 1, 2005 to June 1, 2006 (“the term”).

This will serve as a Consulting Agreement whereby you agree to provide consulting services to me and Smart & Final during this same term for up to a maximum of 50 days during the term subject to the conditions set forth herein. For these services, you will receive a per diem of $2,500 per day up to the maximum number of days set forth above. You, or your designee, will invoice the Company monthly for these services together with actual out of pocket expenses. These services will be at my direction and include, but not be limited to, representing me or the Company at industry and charitable functions (including the Coast Guard Foundation on our behalf), advising me and the Company on current business, industry and corporate governance affairs, and, as directed by me, representing me or joining me in appearances or meetings with the investment community. Of course, the Company will also reimburse you or your designee reasonable and customary actual out of pocket expenses on a per diem basis, which should be submitted to me for approval. These will include the “extended stay lodging” at the California Club, but not the monthly dues. You will also receive a $700 per month auto stipend to be applied towards rental cars, monthly parking or related auto expenses. I believe you are already aware that your personal vehicle will be removed from the Company insurance policy as of October 2005.

As this is a Consulting Agreement, you will be treated as an independent contractor and will no longer be considered an active employee of the Company. You will be responsible for any taxes on this income. Also, we will allow your prior employment agreements to expire under their own terms, together with any compensation, perquisites or other benefits, except for those that survive those agreements as provided for therein.

Of course, as with any other Consulting Agreement, I know you will not engage in any other activities that would be in considered a conflict or in competition with the Company.

And, of course, your fiduciary obligations as a Board member will continue to be binding on you. You and I will discuss a mutually agreeable schedule of your consulting activities in advance to accommodate our respective needs.

I trust this captures the essential terms of our understanding. If so, please execute the enclosed copy of this letter to memorialize our understanding. Thank you again for all your help and advice this past year. On a personal note, I appreciate your friendship and candor over these last few months. I look forward to your continued assistance in the next year.

Very truly yours,

/s/ Etienne Snollaerts
Etienne Snollaerts

Agreed to and accepted this 19th day of May, 2005 at Los Angeles, CA.

/s/ Ross E. Roeder
Ross E. Roeder